UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 6, 2004

Earliest Date of Events Reported: November 30, 2004

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)

(561) 438-4800
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Office Depot, Inc. (the “Company”) entered into an agreement with ACS Commercial Solutions, Inc. (“ACS”) on November 30, 2004 (the “Agreement”) pursuant to which the Company engaged ACS to provide outsourcing services for the Company’s credit, collection and sales tax support, which services were previously handled internally by the Company. The term of the Agreement is for seven (7) years, and the Company expects to incur expenditures associated with payment of these services of approximately twenty-five million dollars ($25,000,000) over the seven year term.

Entry into the Agreement and performance of the terms thereof by the Company and ACS will complete the outsourcing plans referred to in the Company’s filing on Form 8-K on November 12, 2004, under Item 2.02, subparagraph 4. The Company does not expect to incur any material costs for severance in connection with this outsourcing. The Company is in the process of transferring its lease obligations to ACS (in part) and terminating the lease (in part). The Company does not expect to incur any material expense in connection with this activity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this filing on Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: December 6, 2004	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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